Exhibit 10.1

FORM OF RESTRICTED STOCK AGREEMENT

     This Agreement is entered into by and between Orbital Sciences Corporation (the “Company”) and                                       (“Director”) as of                                      ..

W I T N E S S E T H:

     WHEREAS, from time to time the Company issues shares of Common Stock of the Company to directors of the Company as a component of Board compensation; and

     WHEREAS, the Board of Directors has determined it is in the best interest of the Company for directors’ interest in such shares to be subject to certain restrictions as set forth below.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

     1. Restricted Stock Award. The Company has granted, and in the future may grant, shares of restricted Common Stock (the “Restricted Stock”) in accordance with and subject to Section 13 of the Company’s 1997 Stock Option and Incentive Plan (the “Plan”). The number of shares granted are set forth on Exhibit A to this Agreement, which will be amended to the extent additional grants occur. The Restricted Stock shall remain subject to forfeiture until the shares vest in accordance with the terms of this Agreement. The Restricted Stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable vesting date.

     2. Vesting.

     (a) Except as otherwise set forth herein, the shares will vest on the vesting date as determined from time to time by the Board of Directors and set forth on Exhibit A. If Director resigns, is removed or becomes disqualified from the Board, then Director shall forfeit all rights and interest Director holds as to the Restricted Stock, unless determined otherwise by the Board of Directors (or the appropriate committee thereof).

     (b) If, prior to the applicable vesting date, Director dies or incurs a Total Disability, as defined in the Plan, then Director’s interest in the Restricted Stock will become one hundred percent (100%) vested upon the date of such event.

     (c) If, prior to the applicable vesting date, the Company undergoes a Terminating Transaction, as defined under the Plan, then immediately prior to such Terminating Transaction, Director’s interest in the Restricted Stock will become one hundred percent (100%) vested.

     3. Custody, Delivery and Payment for Restricted Stock. Upon the vesting date under Section 2 above, all restrictions applicable to the Restricted Stock will lapse. As soon as is administratively practical thereafter, the Company shall deliver the certificates representing those Restricted Stock to Director (or Director’s representative), who may thereafter exercise full rights as owner of the Shares without restriction under this Agreement.

     4. Director’s Rights as Shareholder Prior to Vesting. During the period before Director’s rights to the Restricted Stock vest or are forfeited in accordance with Section 2, Director shall have the right to vote the Restricted Stock and the right to receive any dividends declared or paid with respect to the Restricted Stock. All distributions, if any, received by Director with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be subject to the restrictions applicable to the original grant.

     5. Taxes. The Director is solely responsible for all tax obligations arising from the vesting of any Restricted Stock.

     6. Successors and Assigns. This Agreement is binding upon the heirs, executors and administrators of Director and on the successors and assigns of the Company.

     7. Section 83. Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the fair market value of the Restricted Stock on the grant date and the fair market value of the Restricted Stock on the date any forfeiture restrictions applicable to such Restricted Stock lapse will be reportable as ordinary income at that time. The Director may elect to be taxed at the time the Restricted Stock are granted at the fair market value at the time of such grants, rather than when such Restricted Stock vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the grant. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Director as the forfeiture restrictions lapse.

     DIRECTOR ACKNOWLEDGES THAT IT IS DIRECTOR’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b). DIRECTOR IS RELYING SOLELY ON DIRECTOR’S OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

     8. Miscellaneous.

          (a) This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

          (b) If any provision of this Agreement is invalid or unenforceable, then it shall not affect the other provisions, and this Agreement shall remain in effect as though the invalid or unenforceable provisions were omitted. Upon a determination that any term or other provision is invalid or unenforceable, the Company shall in good faith modify this Agreement so as to effect the original intent of the parties as closely as possible.

          (c) Captions herein are for convenience of reference only and shall not be considered in construing the Agreement.

          (d) This Agreement represents the parties’ entire understanding and agreement with respect to the Restricted Stock, and each of the parties acknowledges that it has not made any, and makes no promises, representations or undertakings, other than those expressly set forth or referred to therein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ORBITAL SCIENCES CORPORATION

DIRECTOR